Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into this 25th day of September, 2017 (the “Effective Date”), by and between Cardinal Health (as defined below), with its principal place of business located at 7000 Cardinal Place, Dublin, OH 43017 and Galena Biopharma, Inc., with its principal place of business located at 2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583.

AGREEMENT

1.	For purposes of this Agreement, the following definitions shall apply:

a.
“Cardinal” means Cardinal Health and each of its past and present parents, subsidiaries, divisions, groups, and affiliated companies that were participants under the Product Swap Agreement, and each of their past, present, and future officers, directors, employees, and attorneys, and the successors, assigns, and heirs of the aforementioned.

b.
“Cardinal Health” means the following subsidiaries of Cardinal Health, Inc., an Ohio corporation, that are participants under the Product Swap Agreement: Cardinal Health 3, LLC; Cardinal Health 104 LP; Cardinal Health 107, LLC; Cardinal Health 108, LLC (f/k/a Cardinal Health 108, Inc.); Cardinal Health 110, LLC (f/k/a Cardinal Health 110, Inc., and as successor in interest to Cardinal Health 411, Inc. and Kinray, LLC (f/k/a Kinray, Inc.)); Cardinal Health 112, LLC; and Cardinal Health P.R. 120, Inc. (f/k/a Borschow Hospital & Medical Supplies, Inc.).

c.
"Galena" means Galena Biopharma, Inc. and each of its past and present parents, subsidiaries, divisions, and affiliated companies that were participants under the Product Swap Agreement and each of their past, present, and future officers, directors, employees, and attorneys, as well as the successors, assigns, and heirs of the aforementioned.

d.
“Product Swap Agreement” means that certain agreement entered into as of November 13, 2014, by and between Galena and Cardinal Health with respect the pharmaceutical product Zuplenz® (ondansetron) oral soluble film and all amendments, appendices, exhibits, and schedules thereto.

e.
"All Claims" shall mean any causes of action, claims, counterclaims, liabilities, losses, damages, costs, and expenses, whether asserted or unasserted, known or unknown, accrued or unaccrued, foreseen or unforeseen, matured or unmatured of every kind and nature whatsoever, including costs, expenses, fees or damages of any kind, arising out of the Product Swap Agreement during the period preceding the Effective Date.

2.	In the interest of goodwill, and to avoid the uncertainty and expense of litigation, Galena and Cardinal desire to unconditionally compromise and resolve All Claims.

3.
Upon the execution and delivery of this Agreement by Cardinal, Galena shall pay Cardinal the total sum of $500,000.00 (“Settlement Payment"). Upon receipt of the Settlement Payment, Galena and Cardinal agree that (a) the Settlement Payment permanently resolves All Claims; (b) no other sums are due and owing under the Product Swap Agreement or any other agreement that involves Cardinal and Galena relating to product returns or product swaps for the pharmaceutical product Zuplenz® (ondansetron) oral soluble film; (c) Cardinal shall destroy any pharmaceutical product Zuplenz® (ondansetron) oral soluble film that is returned as a result of the Product Swap Agreement or any other agreement that involves Cardinal and Galena relating to product returns or product swaps for the pharmaceutical product Zuplenz® (ondansetron) oral soluble film; and (d) the Product Swap Agreement will be terminated, effective as of the Effective Date.

4.
Upon receipt of the Settlement Payment, Cardinal releases, discharges with prejudice, and waives All Claims against Galena and agrees not to, at any time, directly or indirectly, sue, protest, institute or assist in instituting any proceeding in any court or any arbitration or administrative proceeding or otherwise assert any claim that is covered by the foregoing release.

5.
Galena releases, discharges with prejudice, and waives All Claims against Cardinal and agrees not to, at any time, directly or indirectly, sue, protest, institute or assist in instituting any proceeding in any court or any arbitration or administrative proceeding or otherwise assert any claim that is covered by the foregoing release.

6.
Each person executing this document warrants that he or she: (a) has read this Agreement; (b) understands that it is a Settlement Agreement; (c) has been fully advised by counsel; and (d) is duly authorized by the person or entity whom he or she represents to execute this Agreement and that said person or entity intends to be legally bound by this document.

7.	The parties agree that this Agreement was negotiated by the parties at arms’ length, and shall be construed without regard to any rule requiring construction against the drafting party.

8.
It is understood and agreed that this is a compromise of disputed claims, and nothing contained in this Agreement, including the fact of settlement, shall be construed as an admission of liability by or on behalf of either party, all such liability being expressly denied.

9.
Each party shall, without further consideration, execute and deliver such additional documents and instruments and perform all such other and further actions as may be necessary or reasonably requested in order to carry out the purposes and intents of this Agreement.

10.
This Agreement may be executed in counterparts, which counterparts together shall constitute one Settlement Agreement and Mutual Release. This Agreement may be executed by facsimile signature or electronic signature, and facsimile signatures and electronic signatures will be fully binding and effective for all purposes and will be given the same effect as original signatures.

11.
This Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the State of Ohio without regard to the conflict of laws rules of that or any other jurisdiction.

12.	This Agreement constitutes the entire agreement between Cardinal and Galena with respect to the subject matter hereof, and may be modified only in a writing signed by both parties.

GALENA BIOPHARMA, INC.            CARDINAL HEALTH

By:     /s/ Stephen F. Ghiglieri                By:     /s/ Nicholas Rausch

Name:     Stephen F. Ghiglieri                Name:     Nicholas Rausch

Title:    Interim CEO & CFO                Title:     VP, Strategic Sourcing